File No. 70-9699


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                   FORM U5S/A
                                  ANNUAL REPORT


                      For the year ended December 31, 2001


        Filed Pursuant to the Public Utility Holding Company Act of 1935

                                       by




                               KEYSPAN CORPORATION

              175 East Old Country Road, Hicksville, New York 11801
                 One MetroTech Center, Brooklyn, New York 11201















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ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS


           Pursuant to an extension granted by the Staff, KeySpan Corporation Consolidating Cash Flow Statements are hereby filed by amendment.

                   (Filed confidentially pursuant to Rule 104)










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                                    SIGNATURE

           KeySpan Corporation and each of its subsidiaries has duly caused this amendment to its annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                       KEYSPAN CORPORATION ON
                                       BEHALF OF ITSELF AND EACH OF
                                       ITS SUBSIDIARIES



                                       By:    /s/Ronald S. Jendras
                                          -------------------------------------
                                              Ronald S. Jendras
                                              Vice President, Controller and
                                              Chief Accounting Officer



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